Exhibit 99.1

SELLAS Life Sciences Announces $10,700,000 Private Placement

- Financing Will Support Advancement of its Late-Stage Immuno-Oncology Pipeline -

- Lead Candidate, Galinpepimut-S (GPS), On-Target for Initiation of Phase 3 Acute Myeloid Leukemia (AML) Study and Phase 1/2 Basket Trial with Keytruda®*(pembrolizumab) -

NEW YORK, New York (March 7, 2018) – SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS” or “the Company”), a clinical-stage biopharmaceutical company focused on novel cancer immunotherapies for a broad range of cancer indications, today announced the entry into a definitive securities purchase agreement to issue shares of its convertible preferred stock and warrants to purchase shares of its common stock in a private placement transaction to a select group of institutional investors. The private placement is expected to close in two tranches and result in aggregate gross proceeds to the Company of approximately $10,700,000. The closing of the first tranche for approximately $6,080,000 is expected to occur on or about March 9, 2018. The remaining $4,620,000 will be received at the second closing, which is subject to stockholder approval, and is expected to occur early in the second quarter. The Company intends to file a proxy statement promptly to seek stockholder approval under Nasdaq Listing Rule 5635(d) and has already received written agreement from holders of a majority of its voting shares to support the transaction.

SELLAS intends to use the net proceeds from the private placement for the continued advancement of its cancer immunotherapy pipeline, including lead asset, galinpepimut-S (GPS), which targets malignancies and tumors characterized by an overexpression of the WT1 antigen, and for general corporate purposes.

“We are pleased with the support from both current and new investors for this financing,” stated President and CEO, Angelos Stergiou, M.D., ScD h.c. “Our top priority will be to continue progressing our development programs for GPS. These include a Phase 3 registration trial for the treatment of AML which, if successful, could lead to our first approved cancer indication, and a Phase 1/2 combination trial of GPS with Keytruda®* (pembrolizumab) targeting five cancer indications, including both hematologic malignancies and solid tumors.”

The newly created Series A preferred stock will be convertible at any time into the Company’s common stock at an initial conversion price of $5.80 per share, which is 110% of the closing bid price of the stock on March 5, 2018. Investors will also receive warrants to acquire an aggregate 1,383,624 shares of common stock (e.g., 75% of the shares issuable upon conversion of the Series A preferred stock based on the initial conversion price), which will have an initial exercise price of $6.59, which is 125% of the closing bid price of the stock on March 5, 2018, and a term of 5.5 years from the issuance date.

The Series A preferred stock accrues an annual dividend of 20%, payable in cash or shares of the Company’s common stock, at the Company’s option. Such dividend ceases accruing upon consummation of a “qualified offering” (a public offering with gross proceeds to the Company of at least $20 million) on or before the 6-month anniversary of the first closing date. The Series A conversion price and warrant exercise price are subject to adjustment if the Company does not consummate a “qualified offering” in addition to other anti-dilution adjustments.

Cantor Fitzgerald & Co. acted as the sole placement agent for the offering.

The shares of Series A Preferred Stock and the warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

* KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc. and is not a trademark of SELLAS. The maker of this brand is not affiliated with and does not endorse SELLAS or its products.

About SELLAS Life Sciences Group

SELLAS is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, galinpepimut-S (GPS), is licensed from Memorial Sloan Kettering Cancer Center and targets the Wilms Tumor 1 (WT1) protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination to address a broad spectrum of hematologic malignancies and solid tumor indications. SELLAS has Phase 3 clinical trials planned (pending funding availability) for GPS in two indications, acute myeloid leukemia (AML) and malignant pleural mesotheliomia (MPM) and is also developing GPS as a potential treatment for multiple myeloma and ovarian cancer. SELLAS plans to study GPS in up to four additional indications. SELLAS has received Orphan Drug designations from the U.S. Food & Drug Administration (FDA), as well as the European Medicines Agency, for GPS in AML and MPM; GPS also received Fast Track designation for AML and MPM from the FDA.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expectations as to the closing, satisfaction of conditions, and anticipated use of proceeds from the private placement, and to further develop of GPS for a broad range of cancer indications. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with immune-oncology product development and clinical success thereof, uncertainties related to timing and ability to obtain needed shareholder consent in a timely manner, the uncertainty of regulatory approval, the uncertainty of partnering its clinical assets, and other risks and uncertainties affecting SELLAS and its development programs. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact:

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

ir@sellaslife.com

David Moser, JD

Sellas Life Sciences Group

813-864-2571

info@sellaslife.com

Source: SELLAS Life Sciences Group, Inc.